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                                    RESTATED

                         INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT made as of the 7th day of April, 1995, and restated on the 7th day of April, 1997, by and between PILGRIM AMERICA INVESTMENT FUNDS, INC., (formerly Pilgrim Investment Funds, Inc.) a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Company") on behalf of its PILGRIM AMERICA HIGH YIELD FUND series (formerly Pilgrim High Yield Fund) (the "Fund"), and PILGRIM AMERICA INVESTMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Manager").

                              W I T N E S S E T H:

         WHEREAS, the Fund is a series of the Company, an open-end management investment company, registered as such under the Investment Company Act of 1940; and

         WHEREAS, the Company's name was changed to Pilgrim America Investment Funds, Inc. on July 13, 1995; and the Fund's name was changed to Pilgrim America High Yield Fund on July 13, 1995; and

         WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

         WHEREAS, the Company on behalf of the Fund desires to retain the Manager to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.

         NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

                  1. The Company on behalf of the Fund hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment services with respect to the assets of the Fund, subject to the supervision and direction of the Board of Directors of the Company. The Manager shall, except as otherwise provided for herein, render or make available all administrative services needed for the management and operation of the Fund, and shall, as part of its duties hereunder, (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of its portfolio securities, including the taking of such other steps a may be necessary to implement such advice and recommendations, (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board of Directors may request, (iii)

         furnish such office space and personnel as is needed by the Fund, and
         (iv) in general superintend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Board of Directors.

                  2. The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

                  3. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed

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         that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

                  4. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, and in the management of the Fund's assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

                  5. The Fund will from time to time furnish to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request.

                  6. Whenever the Manager has determined that the Fund should tender securities pursuant to a "tender offer solicitation", the Manager shall designate an affiliate as the "tendering dealer" so long as it is legally permitted to act in such capacity under the Federal securities laws and rules thereunder and the rules of any securities exchange or association of which such affiliate may be a member. Such affiliated dealer shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager or such affiliate (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Fund shall enter into an agreement with such affiliate to reimburse it for all expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                  7. The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement. The Fund shall bear and pay for all other expenses of its operation, including, but not limited to, expenses incurred in connection with the issuance, registration and transfer of its shares; fees of its custodian, transfer and shareholder servicing agent; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required by the Investment Company Act of 1940; expenditures in connection with meetings of the shareholders and directors, except those called solely to accommodate the Manager; salaries of officers and fees and expenses of directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; salaries of personnel involved in placing orders for the execution of the Fund's portfolio transactions or in maintaining registration of its shares under state securities laws; insurance premiums on property or personnel of the Fund which inure to its benefit; the cost of preparing and printing reports, proxy statements and prospectuses of the Fund or other communications for distribution to its shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses of registering and maintaining registration of its shares for sale under Federal and applicable state securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed. To the extent the Manager incurs any costs or performs any services which

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         are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund only to the extent of its costs for such services.

                  8. (a) The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee computed at the following annual percentage of the average daily net assets of the Fund:

                 .75% on the first $25 million of net assets; plus
                 .625% on the net assets from $25 million to $100 million; plus .50% on net assets from $100 million to $500 million; plus .40% on net assets in excess of $500 million

                  (b) The management fees shall be accrued daily by the Fund and paid to the Manager at the end of each calendar month.

                  (c) To the extent that the gross operating costs and expenses of the Fund (excluding any interest taxes, brokerage commissions, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation) exceed the allowable expense limitations of the state in which shares of the Fund are registered for sale having the most stringent expense reimbursement provisions, the Manager shall reimburse the Fund for the amount of such excess.

                  (d) The management fee payable by the Fund hereunder shall be reduced to the extent that an affiliate of the Manager has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith, as referred to in Paragraph 6 herein.

                  9. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act of 1940, as amended

                  10. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Articles of Incorporation or By-Laws of the Company, or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Company of its responsibility for and control of the conduct of the affairs of the Fund.

                  11.(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund, or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                  (b) Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel and Directors' fees reasonably incurred by the Company in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, the holding of meetings of its shareholders or Directors, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as a result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates

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         (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Company's Board of Directors; or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 11(b), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or by a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Fund the amount due for expenses subject to this Subparagraph 11(b) within thirty (30) days after a bill or statement has been received by the Fund therefor. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others or costs, expenses, or damages heretofore incurred by the Fund for costs, expenses, or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

                  (c) No provision of this Agreement shall be construed to protect any director or officer of the Fund, or of the Manager, from liability in violation of Section 17(h) and (i) of the Investment Company Act of 1940, as amended.

                  12. This Agreement shall remain in effect until April 7, 1998, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as such continuation is approved at least annually by (i) the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the directors of the Company who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

                  13. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Company, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Fund.

                  14. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act of 1940, as amended.

                  15. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.

                  16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

                  17. The term "majority of the outstanding voting securities" of the Fund shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

                  18. In consideration of the execution of this Agreement, the Manager hereby grants to the Company and the Fund the right to use the name "Pilgrim" as part of their corporate names. The Company and Fund agree that in the event this Agreement is terminated, the Company and the Fund shall immediately take such steps as are necessary to amend their corporate names to remove the reference to "Pilgrim".

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on the day and year first above written.

                                  PILGRIM AMERICA INVESTMENT FUNDS, INC.
                                  (on behalf of its Pilgrim America High Yield
                                  Fund series)

Attest: _____________________     By:____________________________________

Title: ______________________     Title: __________________________________

                                  PILGRIM AMERICA INVESTMENTS, INC.

Attest: _____________________     By:____________________________________

Title: ______________________     Title: __________________________________

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